Exhibit 23.1

Consent of Independent Auditors

The Board of Directors

Union Bankshares Corporation

We consent to incorporation by reference in Registration Statements No. 333-102012, No. 333-81199 on Form S-3 and No. 33-99900 on Form S-8 of Union Bankshares Corporation of our report dated January 14, 2004, relating to the consolidated balance sheets of Union Bankshares Corporation and subsidiaries (the Company) as of December 31, 2003 and 2002, and the related consolidated statements of income, changes in stockholders’ equity, and cash flows for the years ended December 31, 2003, 2002 and 2001, which report appears in the Company’s 2003 Form 10-K.

/s/ Yount, Hyde & Barbour, P.C.

Winchester, Virginia

March 8, 2004